EXHIBIT 99.1

NEWS RELEASE

David Dyck appointed President and Chief Operating Officer
 of Ivanhoe Energy Inc.

CALGARY, CANADA (May 18, 2010) – Ivanhoe Energy Inc.’s (TSX: IE, NASDAQ: IVAN) Board of Directors announced today that David Dyck has been promoted to the position of President and Chief Operating Officer of Ivanhoe Energy Inc. Robert Friedland will continue to serve as Co-Chairman and Chief Executive Officer and will work together with Mr. Dyck in leading Ivanhoe’s strategic and financing initiatives.

Mr. Dyck joined the company in October 2009 as President and Chief Executive Officer of Ivanhoe Energy Canada to spearhead the Tamarack Project and other heavy-oil growth initiatives in Western Canada.  He was subsequently appointed Executive Vice President, Capital Markets of Ivanhoe Energy Inc. and has played a key role in the company’s strategic and financing initiatives, including the recent $150 million private placement of Special Warrants.

“David has demonstrated to the Board that he is the right person to lead Ivanhoe Energy as we move into execution mode on our key projects in Canada, Ecuador and Asia and as we close new business initiatives we have been advancing in North and South America, the Middle East and Asia,” Mr. Friedland said. “Ivanhoe Energy is at a pivotal stage, poised for growth, and David has the management and leadership skills the company requires as we transition to this new and exciting stage of our development.”

David Dyck was formerly Senior Vice President, Finance, and Chief Financial Officer with Calgary-based Western Oil Sands. Western Oil Sands was a partner in the Athabasca Oil Sands Project, one of the leading, integrated heavy oil projects in Western Canada, together with Shell Canada Limited and Chevron Canada.  David was a member of the company’s senior executive team and a director of four offshore subsidiaries. He led a series of debt and equity financings totalling $3.5 billion and led the team that concluded Western’s sale to Marathon Oil Corporation through a $7.1 billion plan of arrangement.

Immediately prior to joining Ivanhoe Energy, Mr. Dyck was Executive Director and CEO of LeaRidge Capital, where he provided financial advisory services to numerous companies in the energy and service sectors, guiding the successful completion of a series of financing transactions and restructurings totalling $1.1 billion.

Mr. Dyck brings to Ivanhoe Energy over 25 years of broad experience in the oil and gas sector in management, finance and business development, with specific experience in heavy oil and management of large projects.  David is a director of Richardson International Limited and a member of the Institute of Chartered Accountants of Alberta and the Financial Executives Institute.

Ivanhoe Energy Inc. is an independent, international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary, patented heavy to light upgrading process (HTL™). Core operations are in Canada, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe’s shares trade on the NASDAQ Capital Market with the ticker symbol IVAN and on the Toronto Stock Exchange under the symbol IE.

For more information about Ivanhoe Energy Inc. please visit our web site at www.ivanhoeenergy.com.

For Further Information Contact:	David Dyck:	1 (403) 817-1138
	Ian Barnett:	1 (647) 203-6588
	Dorreen Miller:	1 (403) 817-1108
info@ivanhoeenergy.com